Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Wendy L. Simpson
Pam Kessler
(805) 981-8655

LTC REPORTS 2016 FOURTH QUARTER RESULTS

AND ANNOUNCES NEW INVESTMENTS

WESTLAKE VILLAGE, CALIFORNIA, February 22, 2017— LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its fourth quarter ended December 31, 2016.

Net income available to common stockholders was $20.6 million, or $0.53 per diluted share, for the 2016 fourth quarter, compared with $17.8 million, or $0.48 per diluted share, for the same period in 2015. The increase in net income available to common stockholders was primarily due to higher revenues from investing activities, and the net reduction in impairment charges, partially offset by higher interest expense resulting from the sale of senior unsecured notes in 2016, gain on sale recognized in 2015, as well as additional general and administrative expenditures related to increased investment activities.

Funds from Operations (“FFO”) increased 10.2% to $30.7 million for the 2016 fourth quarter, up from $27.8 million for the comparable 2015 period. FFO per diluted common share was $0.78 and $0.74 for the quarters ended December 31, 2016 and 2015, respectively, which represents a 5.4% per share increase. The increase in FFO was primarily due to higher investing activities, partially offset by higher interest expense resulting from the sale of senior unsecured notes in 2016, as well as additional general and administrative expenditures related to increased investment activities.

LTC completed the following transactions during the fourth quarter of 2016:

•                  Purchased a parcel of land in Illinois for $1.6 million and entered into a development commitment to construct a 66-unit memory care community. The commitment totals $14.5 million, including the land purchase;

•                  Completed construction and opened a 108-unit independent living community in Kansas;

•                  Purchased a $12.5 million mezzanine loan on a portfolio of 64 skilled nursing centers. The mezzanine loan has a five-year term and a rate of LIBOR plus 11.75%; and

•                  Entered into a $3.4 million mezzanine loan commitment for the development of a 127-unit senior living community in Florida, which will provide a combination of independent, assisted and memory care services. The mezzanine loan has a seven-year term and a 15% return, a portion of which is paid in cash, subject to minimum payment requirements, and the remaining unpaid portion is deferred and subsequently paid to us at times set forth in the loan agreement.

Subsequent to December 31, 2016, LTC completed the following:

•                  Amended its shelf agreement with Prudential Investment Management, Inc. (“Prudential”) to increase the shelf commitments to $337.5 million, of which $36.7 million is currently available;

•                  Sold 15-year senior unsecured notes in the aggregate amount of $100.0 million to a group of institutional investors, which included Prudential, in a private placement transaction. The notes bear interest at an annual fixed rate of 4.5%, have scheduled principal payments and mature on February 16, 2032. The proceeds were used to repay the outstanding balance of the unsecured line of credit;

•                  Sold 312,881 shares of its common stock for $14.6 million in net proceeds under its equity distribution agreement; and

•                  Entered into a contingent agreement to sell a property in Texas, and as a result, recorded a $0.8 million impairment charge during the fourth quarter of 2016.  The property’s net book value, after recording the impairment, is $1.2 million and it generated revenue of approximately $0.2 million in 2016.

Conference Call Information

LTC will conduct a conference call on Thursday, February 23, 2017, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended December 31, 2016. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from February 23 through March 9, 2017 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10099552. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties primarily through sale-leaseback transactions, mortgage financing and structured finance solutions including mezzanine lending. At December 31, 2016, LTC had 219 investments located in 30 states comprising 112 assisted living communities, 92 skilled nursing centers, 7 range of care communities, 1 behavioral health care hospital, 3 parcels of land under development and 4 parcels of land held-for-use. Assisted living communities, independent living communities, memory care communities and combinations thereof are included in the assisted living property type. Range of care communities consist of properties providing skilled nursing and any combination of assisted living, independent living and/or memory care services. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(audited)
Revenues:
Rental income	$34,822	$30,755	$133,527	$113,080
Interest income from mortgage loans	6,974	6,342	27,321	22,119
Interest and other income	345	296	735	1,004
Total revenues	42,141	37,393	161,583	136,203

Expenses:
Interest expense	6,856	5,581	26,442	17,497
Depreciation and amortization	9,309	8,310	35,932	29,431
Impairment on real estate for sale	766	2,250	766	2,250
Provision for doubtful accounts	212	156	457	619
Transaction costs	83	112	179	744
General and administrative expenses	4,548	3,892	17,412	14,986
Total expenses	21,774	20,301	81,188	65,527

Operating income	20,367	17,092	80,395	70,676
Income from unconsolidated joint ventures	299	276	1,138	1,819
Gain on sale of real estate, net	—	586	3,582	586
Net income	20,666	17,954	85,115	73,081
Income allocated to participating securities	(89)	(114)	(385)	(484)
Income allocated to preferred stockholders	—	—	—	(2,454)
Net income available to common stockholders	$20,577	$17,840	$84,730	$70,143

Earnings per common share:
Basic	$0.53	$0.49	$2.21	$1.97
Diluted	$0.53	$0.48	$2.21	$1.94

Weighted average shares used to calculate earnings per common share:
Basic	39,065	36,433	38,388	35,590
Diluted	39,260	37,358	38,597	37,329

Dividends declared and paid per common share	$0.57	$0.54	$2.19	$2.07

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income and deferred income from unconsolidated joint ventures. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of rental income, interest income from mortgage loans and income from unconsolidated joint ventures, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, Normalized FFO, AFFO, Normalized AFFO, FAD and Normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and normalized FFO attributable to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

GAAP net income available to common stockholders	$20,577	$17,840	$84,730	$70,143
Add: Depreciation and amortization	9,309	8,310	35,932	29,431
Add: Impairment on real estate for sale	766	2,250	766	2,250
Less: Gain on sale of real estate, net	—	(586)	(3,582)	(586)
NAREIT FFO attributable to common stockholders	30,652	27,814	117,846	101,238

Add: Non-recurring one-time items	—	—	—	937 (1)
Normalized FFO attributable to common stockholders	30,652	27,814	117,846	102,175

Less: Non-cash rental income	(4,777)	(2,559)	(11,532)	(8,456)
Less: Effective interest income from mortgage loans	(1,349)	(1,232)	(5,256)	(3,912)
Less: Deferred income from unconsolidated joint ventures	—	—	—	(1,000)
Normalized adjusted FFO (AFFO)	24,526	24,023	101,058	88,807

Add: Non-cash compensation charges	1,131	913	4,280	4,006
Add: Non-cash interest related to earn-out liabilities	146	204	684	409
Less: Capitalized interest	(215)	(346)	(1,408)	(827)
Normalized funds available for distribution (FAD)	$25,588	$24,794	$104,614	$92,395

(1)  Represents $537 of acquisition costs related to the 10-property senior housing portfolio acquired and a $400 provision for loan loss reserve related to additional loan proceeds funded under an existing mortgage loan.

NAREIT Basic FFO attributable to common stockholders per share	$0.78	$0.76	$3.07	$2.84
NAREIT Diluted FFO attributable to common stockholders per share	$0.78	$0.74	$3.06	$2.77

NAREIT Diluted FFO attributable to common stockholders	$30,741	$27,928	$118,231	$104,176
Weighted average shares used to calculate NAREIT diluted FFO per share attributable to common stockholders	39,260	37,577	38,597	37,563

Diluted normalized FFO attributable to common stockholders	$30,741	$27,928	$118,231	$105,113
Weighted average shares used to calculate diluted normalized FFO per share attributable to common stockholders	39,260	37,577	38,597	37,563

Diluted normalized AFFO	$24,615	$24,137	$101,443	$91,745
Weighted average shares used to calculate diluted normalized AFFO per share	39,260	37,577	38,597	37,563

Diluted normalized FAD	$25,667	$24,908	$104,999	$95,333
Weighted average shares used to calculate diluted normalized FAD per share	39,260	37,577	38,597	37,563

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	December 31, 2016	December 31, 2015
ASSETS
Investments:
Land	$116,096	$106,841
Buildings and improvements	1,185,467	1,091,845
Accumulated depreciation and amortization	(275,861)	(251,265)
Real property investments, net	1,025,702	947,421
Mortgage loans receivable, net of loan loss reserve: 2016—$2,315; 2015—$2,190	229,801	217,529
Real estate investments, net	1,255,503	1,164,950
Notes receivable, net of loan loss reserve: 2016—$166; 2015—$0	16,427	1,961
Investments in unconsolidated joint ventures	25,221	24,042
Investments, net	1,297,151	1,190,953

Other assets:
Cash and cash equivalents	7,991	12,942
Debt issue costs related to bank borrowings	1,847	2,865
Interest receivable	9,683	4,536
Straight-line rent receivable, net of allowance for doubtful accounts: 2016—$960; 2015—$833	55,276	42,685
Prepaid expenses and other assets	22,948	21,443
Total assets	$1,394,896	$1,275,424

LIABILITIES
Bank borrowings	$107,100	$120,500
Senior unsecured notes, net of debt issue costs: 2016—$1,009; 2015—$1,095	502,291	451,372
Accrued interest	4,675	3,974
Accrued incentives and earn-outs	12,229	12,722
Accrued expenses and other liabilities	28,553	27,654
Total liabilities	654,848	616,222

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2016—39,221; 2015—37,548	392	375
Capital in excess of par value	839,005	758,676
Cumulative net income	1,013,443	928,328
Accumulated other comprehensive income	—	47
Cumulative distributions	(1,112,792)	(1,028,224)
Total equity	740,048	659,202
Total liabilities and equity	$1,394,896	$1,275,424